EXHIBIT 21

SUBSIDIARIES OF CBRE GROUP, INC.

At December 31, 2013

The following is a list of subsidiaries of the Company as of December 31, 2013, omitting subsidiaries which, considered in the aggregate as if they were a single subsidiary, would not constitute a significant subsidiary.

NAME	State (or Country) of Incorporation
CBRE Services, Inc.	Delaware
CBRE, Inc.	Delaware
Trammell Crow Company, LLC	Delaware
CBRE Global Investors, LLC	Delaware
CBRE Partner, Inc.	Delaware
CBRE Capital Markets, Inc.	Texas
CBRE Limited	United Kingdom
CBRE Global Holdings SARL	Luxembourg
CBRE Limited Partnership	Jersey